Exhibit (k)(2)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of [ ] (the “Effective Date”) by and among:

1.	SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”), DST Asset Manager Solutions, Inc., a company incorporated in the Commonwealth of Massachusetts (“SS&C DST”); ALPS Fund Services, Inc., a company incorporated in the State of Colorado (“SS&C ALPS”, and, collectively with SS&C Tech and SS&C DST, “SS&C”);

2.	Each of the investment vehicles listed in Schedule C (each, a “Fund” and collectively, the “Funds”);

3.	YieldStreet Management, LLC a limited liability company organized in the State of Delaware, in connection with its investment services for Funds listed in Schedule C or as added to Schedule C and this Agreement as a Party via an amendment from time to time (“Investment Manager” or “Management”).

Funds, Management and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

WHEREAS, SS&C provides certain services to investment vehicles (including certain administrative services through SS&C ALPS and certain transfer agency and related services through SS&C DST); and

WHEREAS, (i) each of the Funds desires to appoint SS&C Tech and SS&C DST to provide certain services as described herein to the Funds; (ii) the REIT Fund (as identified on Schedule C) desires to appoint SS&C Tech to provide certain services as described herein to the REIT Fund and (iii) the Investment Manager, in its capacity as the administrator to the Closed End RIC Fund (as identified on Schedule C), desires to retain SS&C ALPS as sub-administrator to provide certain services as described herein to the Closed End RIC Fund (such services, the “Closed End RIC Fund Administrative Services”);

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Parties hereto agree as follows.

1.	Definitions; Interpretation

1.1.              As used in this Agreement, the following terms have the following meanings:

(a)                 “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)                “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)                 “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)                “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)                 “Client Data” means all data of Fund and Management, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or Management and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)                  “Confidential Information” means any information about Fund (including, without limitation, its shareholders), Management or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)                “Data Supplier” means a supplier of Market Data.

(h)                “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(i)                  “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)                  “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)                “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)                  “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m)               “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n)                “Services” means the services listed in Schedule A.

(o)                “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p)                “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as “intellectual property” of SS&C used by SS&C in connection with its performance of the Services.

(q)                “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.              Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.              Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.              Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.              The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

1.6.              It being understood by the Parties that SS&C ALPS provides the Closed End RIC Fund Administrative Services in the capacity as sub-administrator to the Investment Manager (in its capacity as administrator to the Closed End RIC Fund), the Parties hereby agree that all references to any duties or obligations imposed on the Closed End RIC Fund with respect to the Closed End RIC Fund Administrative Services should be understood to apply only to the Investment Manager (in its capacity as administrator to the Closed End RIC Fund), except (i) with respect to Section 6 and (ii) where the context indicates otherwise.

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2.	Services and Fees

2.1.              Subject to the terms of this Agreement, SS&C shall perform the Services set forth in Schedule A for the Funds, as applicable, and if and to the extent specifically set forth therein, Management. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund or Management requests to change the Services, including those necessitated by a change to the Governing Documents of a Fund or Management or a changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A. SS&C shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund or Management in any way or otherwise be deemed an agent of the Fund or Management.

2.2.              Fund and Management, as applicable, agree to pay the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.

2.3.              In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) the compensation of such Persons shall be paid by and be the sole responsibility of SS&C, and Management and Fund shall bear no cost or obligation with respect thereto, (ii) such delegation shall not relieve SS&C of its duties and obligations hereunder, (iii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iv) upon reasonable request by Management or Fund or if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Management and Fund when making any material changes in sufficient detail to enable Management and Fund to object to a particular arrangement.

3.	Fund and Management Responsibilities

3.1.              The management and control of Fund are vested exclusively in Fund’s governing body (e.g., the board of directors for a company) and Management, subject to the terms and provisions of Fund’s Governing Documents. Fund’s governing body and Management will make all decisions, perform all management functions relating to the operation of Fund. Without limiting the foregoing, Management shall:

(a)                 Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)                Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)                 Provide, or cause to be provided valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)                Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.              The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and Management and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.              Each of Fund and Management is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s and/or Management’s responsibility to provide all final Fund Governing Documents to SS&C as of the Effective Date. Fund and/or Management will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

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3.4.              In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund and Management in connection with the Services and (ii) not be disseminated by Fund or Management or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund, Management or any other Person for any Losses with respect to (i) Market Data, (ii) reliance by SS&C Associates, acting in good faith, or Fund on Market Data or (iii) the provision of Market Data in connection with this Agreement.

3.5.              Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents, any material agreement between Management and Fund, and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6.              Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from Fund and Management in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability. At any time SS&C may apply to any Authorized Person (as defined in Schedule A), and may with the approval of a Fund officer consult with legal counsel for the Fund, or if the Fund fails to respond to the reasonable request for instructions from SS&C in a reasonable period of time, then SS&C’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the performance of SS&C’s duties and obligations hereunder it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by SS&C under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other tax law, SS&C shall have no obligation to continue to provide such services after it has asked Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and SS&C shall have no liability for any damages (including without limitation penalties imposed by any tax authority) to the extent caused by or that result from its failure to provide services as contemplated by this sentence (subject to the provision of Section 6.1 below). SS&C will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

3.7.              All obligations and liabilities of each Fund and Management hereunder shall be several and not joint. For the avoidance of doubt, no specific obligations or liabilities of one Fund hereunder shall be obligations or liabilities of any other Fund hereunder.

4.	Term

4.1.              The initial term of this Agreement will be from the Effective Date through the period that ends three years after the Effective Date (“Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the Parties or for cause pursuant to Section 5.1 hereof. Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C, a Fund or Management provides the other Parties with a written notice of termination at least 90 calendar days prior to the commencement of any successive term and unless this Agreement is terminated for cause pursuant to Section 5.1 hereof (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.              SS&C, Fund or Management also may, by written notice to the other, terminate this Agreement if any of the following events occur, and such events shall constitute “cause” for purposes of this Section 5:

(a)                 The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach, provided however, that if such breach results solely from the breaching Party’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations and responsibilities set forth in this Agreement, then such breach shall be deemed incapable of being cured;

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(b)                The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Fund or Management, if either becomes subject to a material Action involving fraud or criminal activities that could cause SS&C reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C; or

(c)                 In the event the other Party is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against the other Party which result in a determination that the other Party has violated, or has caused another Party to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by another Party of which the other Party had knowledge

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event, and such terminating Party shall (i) be entitled to terminate this Agreement without penalty, without default and without the payment of any or other liquidated damages and (ii) not be required to be pay any remaining fees through the end of the Term.

5.2.              If more than one Fund is subject to this Agreement:

(a)                 This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating and, in the case of any such cessation or liquidation, a Fund and Management will remain responsible for the fees payable (in addition to the fees still owed by the Fund or Management to SS&C in respect of Services previously provided) through 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)                The termination of this Agreement with respect to any particular Fund shall not cause the termination of this Agreement with respect to any other Fund.

(c)                 Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3.              Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data and all deliverables made or accumulated in the performance of its duties hereunder to the applicable Fund or Management entity to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Fund or Management wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4.              Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund or Management after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

5.5.              Any Person, including an investment fund or its general partner, may be joined to this Agreement upon the execution of a written amendment hereto; provided, that no then-current Fund that is a Party to the Agreement is required to consent in writing or otherwise to the addition of any such Person to this Agreement except Management and the Person being added as a Party.

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6.	Limitation of Liability and Indemnification

6.1.              Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Fund or Management for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall (i) SS&C Associates be liable to Fund or Management or (ii) Fund or Management be liable to SS&C Associates for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Each Fund and Management shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to extent that such Losses result from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Funds and Management on a quarterly basis prior to the final disposition of such matter upon receipt by Funds and Management of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to all Funds and Management for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting from the willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement, shall not exceed the fees paid by that Fund or Management entity to SS&C under this Agreement for the most recent 48 months immediately preceding the date of the event giving rise to the Claim or, if the Agreement had been effective for less than 48 months, the average monthly fees payable since the Effective Date times 48.

6.2       With the exception of Market Data, SS&C shall indemnify, defend, and hold harmless Fund and Management and its Affiliates from and against Losses (including reasonable legal fees and costs to enforce this provision) that Fund and Management or its Affiliates suffer, incur, or pay as a result of any Third Party Claim that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to extent such infringement is a result of or arises out of: (i) improper use of the Services or any SS&C Property by Fund or Management or its Affiliates, (ii) modifications to the Services or SS&C Property made by Fund or Management or its Affiliates not previously authorized in writing by SS&C, (iii) Fund or Management or its Affiliates not complying with instructions or designs required by SS&C, (iv) use of the Services or SS&C Property by Fund or Management or its Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C Property by Fund or Management or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, SS&C. Subject to the forgoing, SS&C may, at its sole option and expense, (a) procure any right to allow Fund or Management to continue to receive the infringing part of the Services, (b) modify, amend or replace the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminate the infringing part of the Services, provided that SS&C shall in such case refund any fees paid in advance with respect thereto.

7.	Representations and Warranties

7.1.              Each Party represents and warrants to each other Party that:

(a)                 It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)                Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)                 It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

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(d)                The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(e)                 SS&C and Management shall maintain appropriate errors and omissions liability insurance and cybersecurity insurance policies and such other liability insurance coverage.

7.2.              Management represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions on behalf of Management and Fund and that all such instructions and directions are consistent with the Governing Documents of Fund and Management and other corporate actions thereof, (ii) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Management that are relevant to the Services, and (iii) it will add any fund for which it provides investment services after the Effective Date of this Agreement, to this Agreement as a Party via an amendment agreed upon by SS&C.

7.3.              Each REIT Fund listed on Schedule C represents and warrants to SS&C that (i) it is not registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended and (ii) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Fund that are relevant to the Services.

7.4.              Each Closed-End RIC Fund listed on Schedule C represents and warrants to SS&C that (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents and other corporate actions thereof; (ii) it is a Maryland corporation and is registered with Securities and Exchange Commission (the “SEC”) as a closed-end investment company; (iii) it is empowered under applicable Law and by its Governing Documents (which may include its certificate of formation and by-laws (or other such similar documents as may be applicable)) to enter into and perform this Agreement; (iv) the board of directors or trustees of the Fund, has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Fund that are relevant to the Services.

7.5.              SS&C represents and warrants to Fund and Management that it has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Fund and Management with a summary of its business continuity policies and will test its business continuity procedures at least annually.

8.	Client Data

8.1.              Fund and Management (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund or Management, all Client Data shall remain the property of the applicable Fund or Management entity to which such Client Data relate. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.              SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1.              From time to time and in connection with the Services SS&C may obtain access to certain personal data from Fund, Management or from Fund investors and prospective investors. Personal data relating to Fund, Management and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C.

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9.2       Without prejudice to SS&C’s obligations under Section 9.1, SS&C will, at all times as of the Effective Date and thereafter:

(a)	Implement and maintain policies and procedures that are reasonably designed to protect against unauthorized access to or use of Fund and Management personal information and Confidential Information maintained by SS&C that could result in material harm or inconvenience to Fund and Management, or Fund investors.

(b)	SS&C will have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a third party at least annually.

9.3.              Without prejudice to SS&C’s obligations under Section 9.1, SS&C will promptly investigate material incidents of unauthorized access to or loss of Fund and Management personal information and Confidential Information maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise SS&C’s investigation, notify Management as soon as reasonably practicable following any Data Breach. Fund and Management are responsible for making notifications related to a Data Breach that are required by applicable Law. SS&C will work with Fund and Management in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Management the corrective actions. SS&C will reasonably cooperate with Fund and Management in the event of any Governmental Authority inquiry related to or arising out of a Data Breach.

9.4.              The Funds acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers.  In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Funds, and make such consolidated data available to clients of the analytics products and services.  The Funds hereby consent to the use by SS&C of Fund Confidential Information (including shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided Fund information will be aggregated, anonymized and sometimes enriched with external data sources.  SS&C will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could be utilized to determine the identity of a Fund or its investors.

10.	SS&C Property

10.1.           SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund and Management shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.           Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.           Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund or Management, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents, bank or broker, Fund or Management counterparties or other service providers (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund and Management shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of SS&C, to Fund and Management and each SS&C Associate, Fund Representative, investor, Fund or Management bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider (“SS&C Representatives”) who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Representatives with Section 11.1.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

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11.3.           Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies, and in all cases such Confidential Information will remain subject to the provisions hereof.

11.4.           SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and, subject to the provisions of Section 11.2(c), may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.           Upon the prior written consent of Management, SS&C shall have the right to identify Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which consent shall not be unreasonably withheld, conditioned, or delayed, Fund or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. For the avoidance of doubt, the prior sentence shall not preclude Management or Fund from disclosing in any communications to any Person that SS&C serves as a service provider to Management and Fund (and the capacity in which it serves) and provides the Services, in each case with SS&C’s prior written consent, pursuant to this Agreement, unless such disclosure is required by securities laws, in which case such consent shall not be required. This Agreement shall not prohibit SS&C from using any Fund or Management data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named or able to be identified in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Neither Fund nor Management shall, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.           Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

SS&C Technologies, Inc.

4 Times Square, 6th Floor

New York, New York 10036

Attention: Chief Operating Officer

General Counsel

E-mail:     SSCGlobeOpNotices@sscinc.com

notices@sscinc.com

If to Fund or Management:

YieldStreet Management, LLC

597 Fifth Avenue, 6th Floor

New York, NY 10017

Attention: General Counsel

Tel:             (844) 943-5378

E-mail:        iwolk@yieldstreet.com, with a copy to legal@yieldstreet.com

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13.	Miscellaneous

13.1.           Accounts and Records. The accounts and records maintained by SS&C shall be the property of the applicable Fund. SS&C shall prepare, maintain and preserve such accounts and records as required by applicable securities laws, rules and regulations (including the 1940 Act and Section 17A of the Securities Exchange Act of 1934, as amended, as applicable) or as directed by Management. SS&C shall surrender such accounts and records to the applicable Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the applicable Fund. The applicable Fund shall have access to such accounts and records at all times during SS&C’s normal business hours. Upon the reasonable request of Fund, copies of any such books and records shall be provided by SS&C to Fund at Fund’s expense. SS&C shall assist Fund and/or Management, the Fund’s independent auditors, or, upon approval of Fund or Management, any regulatory body, in any requested review of Fund’s accounts and records and reports by SS&C or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. Management shall reimburse any applicable “sub-administrator” for reasonable costs and expenses related to such reviews.

13.2.           Liaison with Accountants. SS&C shall act as a liaison with Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to Fund. SS&C shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by Management or Fund.

13.3.           Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.4.           Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by any Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party; provided, however, that SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.5.           Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.6.           Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.7.           Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund, Management or any other Person for, and Fund and Management hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory other than as otherwise set forth herein.

13.8.           Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

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13.9.           Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Fund and Management understand that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund or Management and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.10.        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.11.        No Solicitation. During the term of this Agreement and for a period of 3 months thereafter, neither Fund nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who works directly with Fund or Management without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund or Management from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund or Management employs or engages any SS&C Associate during the term of this Agreement or the period of 3 months thereafter, such entity shall pay for the reasonable fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.12.        No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.13.        Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.14.        Testimony. If a Party (the “Subpoenaed Party”) is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which the other Party is a party or otherwise related to the other Party, such Subpoenaed Party shall reimburse the other Party for all costs and expenses, including the time of its professional staff at the Subpoenaed Party’s standard rates and the cost of legal representation, that the Subpoenaed Party reasonably incurs in connection therewith.

13.15.        Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.16.        Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.17.        Certain Third Party Vendors. Other than as otherwise set forth herein, SS&C shall have no duty in connection with and shall not be liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*       *       *

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This Agreement has been entered into by the Parties as of the Effective Date.

SS&C Technologies, Inc.	YieldStreet Management, LLC

By:	By:
Name:	Name:
Title:	Title:

DST Asset Manager Solutions, Inc.	YieldStreet Multi-Asset Fund Inc.

By:	By:
Name:	Name:
Title:	Title:

ALPS Fund Services, Inc.

By:
Name:
Title:

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Schedule A

Services

A.	General

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“AML” means anti-money laundering and countering the financing of terrorism.

(ii)	“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(iii)	“investor” or “securityholder” means an equity owner in Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(iv)	“NAV” means net asset value.

(v)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury.

(vi)	“Sales Feed” shall mean a data file in industry standard format sent by a third party.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Each Fund acknowledges that SS&C may rely on information provided by the Fund’s custodian, underlying portfolio funds, and other Fund service providers and SS&C has no responsibility to validate the existence of assets reported by the Fund, Investment Manager, the Fund’s custodian or other Fund service provider. Each Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to SS&C. SS&C may rely on, and has no duty to investigate the representations of the underlying portfolio funds, a Fund, Investment Manager, a Fund’s custodian or other Fund service provider.

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5.	Notwithstanding anything in this Agreement to the contrary, SS&C Tech is responsible for providing the Services listed under Section B “Residential Loan Servicing – Secondary” and Section C “Private Equity Accounting and Administration” and will provide all applicable information to SS&C ALPS who is responsible for providing the Services listed under Section D “Registered Fund Services to be Provided by SS &C ALPS”; and SS&C DST is responsible for providing all other Services. Furthermore, the Services performed by SS&C ALPS under Section D will be provided by SS&C ALPS in its capacity as a sub-administrator for Management (as contemplated in the Recitals to this Agreement).

6.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Residential Loan Services - Secondary (applicable to REIT Fund only)

1.	The Services listed in this Section shall not commence until the beginning of the calendar quarter next occurring after 30 days' written notice by Management to SS&C. If these Services do not commence prior to the end of the Initial Term, SS&C shall have no obligation to perform these Services except as may be agreed with Fund and Management in writing.

2.	Assist with the mapping of source data to SS&C’s documented upload file formats.

3.	Daily Loan Transaction Processing:

(i)	Setup loans in agreed upon format based on terms in loan documentation provided by Fund.

(ii)	Record new loan purchases.

(iii)	Record interest accruals.

(iv)	Record fees paid.

(v)	Amortize deferred revenues, premiums and discounts.

(vi)	Request monthly loan payment information received from borrower and allocate to specific receivable.

(vii)	Record loan payoff received from borrower and reconcile ledger balance.

4.	Warehouse Financing Transaction Processing:

(i)	Record financing structure for each loan as directed by Fund.

(ii)	Maintain warehouse provider information and record the haircut percentage.

(iii)	Reconcile net payments to each warehouse line on a loan-by-loan basis.

5.	Record and maintain loan specific data including:

(i)	Contractual cash flows.

(ii)	Reference data as provided by Fund in an underwriting file or other mutually agreed upon format.

(iii)	Scheduled interest rate adjustments for floating, adjustable, and rate reset loans.

(iv)	Index rate tables.

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6.	Mortgage loan valuation:

(i)	Calculate loan values based on Fund-provided market values.

(ii)	Book changes to fair market value through realized gains and losses.

(iii)	Provide Fund with requested loan details required to value the mortgage servicing rights.

7.	Provide reconciliation as secondary in managing the exception process, consisting of:

(i)	Reconciling cash activity between SS&C’s and Fund’s bank cash accounts.

(ii)	Reconciling loan closings.

(iii)	On a monthly basis, reconciling loan level cash activity between SS&C and the third party servicer, including data about principal, interest and servicing fees.

(iv)	Reconciling unpaid principal balances.

(v)	Reconciling expected versus actual principal and interest payments

(vi)	On a monthly basis, reconciling net payment between master servicer, warehouse lender and SS&C.

(vii)	Reconciling financing balances.

8.	Loan Accounting:

(i)	Track portfolio loans at the loan, investor and portfolio level.

(ii)	Calculate income accruals and record coupon interest.

(iii)	Calculate book value and amortization.

(iv)	Calculate realized gain/loss on sales.

(v)	Maintain unrealized gain/loss information on active loan holdings.

(vi)	Create monthly general ledger entries in such details as agreed with Fund based on Fund’s corporate general ledger requirements.

(vii)	Book the mark-to-market accounting entries based on Fund provided market values.

9.	Financing Accounting:

(i)	With respect to warehouse lines, (i) track and record interest expenses, and (ii) record pay down of repossession balance.

(ii)	With respect to federal home loan bank system loans, (i) record loan amounts and calculate interest expenses, and (ii) record pay down of financing balance.

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10.	Trust Securities Accounting:

(i)	Maintain: (a) security master reference and analytic data and (b) monthly pricing from Fund identified sources.

(ii)	Monthly reconciliation to trustee(s) of principal paydowns and of securities holdings and par amounts.

(iii)	Record portfolio investments at the individual purchase lot level and process principal paydowns.

(iv)	Value securities on a monthly basis in accordance with the agreed upon valuation policy.

(v)	Deliver trust asset reports with holdings and corresponding valuations.

11.	Provide the following types of loan reports to Fund:

(i)	Loan Amortization Schedule.

(ii)	Loan Maturity.

(iii)	Due vs. Paid Reconciliation.

(iv)	Loan Delinquency.

(v)	Aged Receivables.

12.	Provide the following types of accounting and financial reports to Fund:

(i)	General Ledger Entries.

(ii)	Loan Transactions.

(iii)	Loan and Financing Trial Balance.

(iv)	P&L Report.

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C.	Accounting and Administration (applicable to REIT Fund only)

1.	Set-up and onboarding:

(i)	Review Fund Governing Documents to obtain information regarding applicable matters required to perform the Services.

(ii)	Establish a process with Management for communications regarding capital calls, distributions, valuation, deliverables and ad hoc Management and investor or prospective investor requests.

(iii)	Create and populate in SS&C’s systems applicable entities, charts of accounts and investor information.

(iv)	Develop investor reporting, financial statement templates and management reporting as agreed in writing between SS&C and Management (additional fees apply for custom reporting).

(v)	Load and reconcile historical data as agreed in writing between SS&C and Fund.

2.	Maintain the general ledger and source journals for Fund.

3.	Record the following transactions/items: (i) investment transactions (e.g., purchases, sales and loans), (ii) investment income, (iii) fair value adjustments, (iv) interest and dividend income, (v) operating expenses and (vi) management fees.

4.	Maintain investor capital accounts, track remaining investor commitments and compute allocation of profits and losses (including carried interest).

5.	Maintain the investor register, including investor contact information, and calculate, process and record capital calls and distributions (including applying waterfall calculations).

6.	Distribute correspondence (e.g., capital calls, distributions, investor reports, financial statements and Form K-1s) to investors.

7.	Prepare monthly and quarterly (i) work paper packages and (ii) investor reporting packages.

8.	Coordinate the annual audit between Management and Fund auditor, including establishing timelines for SS&C deliverables, and answering questions as appropriate. Prepare Fund’s draft quarterly and annual financial statements and accompanying materials, in order for Fund to prepare its quarterly Form 10-Q and annual Form 10-K filings with the SEC.

(i)	Fund shall (I) provide information to SS&C to complete the financial statement schedules and notes to the financial statements if SS&C is preparing such notes, (for matters such as risk management disclosures, details of related party transactions, netting and collateral arrangements), (II) assist and guide SS&C with determining industry, geographic and other descriptions and classification of assets, (III) provide all required disclosure of regulatory status, (IV) provide such other information and assistance as SS&C may reasonably request related to the preparation and audit of the financial statements or related schedules, as appropriate, and (V) approve all information prepared on behalf of Fund and provided to the auditor.

(ii)	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its financial statements, for the independent audit of its financial statements and supplementary data, and for the preparation of its periodic SEC filings. SS&C shall have no responsibility for preparation of Fund’s periodic SEC filings.

9.	Prepare and review Fund bank account reconciliations and required schedules on a monthly basis, as agreed in writing.

10.	Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s web portal for Fund wire authorization. Management must approve all wires in the system and through a call back to Management from SS&C, or as otherwise agreed in writing by the Parties from time to time.

11.	Post quarterly reporting packages and other Fund documentation (for instance, financial statements and investor Form K-1s) to SS&C’s Web Portal as agreed in writing between SS&C and Management.

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D.	Registered Fund Services (applicable to Closed End RIC Fund only)

1.	The following Services will be performed by SS&C ALPS under this Agreement and, as applicable, are contingent on the performance by Management and (where applicable) Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR, N-Q [1]

(iii)	File Forms N-CEN with the SEC

(iv)	Host annual audits

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond (in accordance with applicable Law, including the 1940 Act) and E&O insurance

Fund Accounting

(i)	Prepare Form N-PORT[1] and file with the SEC

(ii)	Calculate monthly SEC standardized total return performance figures

(iii)	Calculate NAVs as required by the Fund and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(iv)	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties as required by the Fund

(v)	Compute yields, expense ratios, portfolio turnover rates, etc.

(vi)	Reconcile cash & investment balances with the custodian

(vii)	Provide data and reports to support preparation of financial statements and filings

(viii)	Prepare required Fund Accounting records in accordance with applicable Law, including the 1940 Act

(ix)	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

(x)	Participate, when requested, in Pricing Committee and Valuation Committee meetings as a non-voting member

(xi)	Coordinate reporting to outside agencies including Morningstar, etc.

Tax Administration

(i)	Perform pre-trade analysis on illiquid investments to maintain RIC status of the fund

(ii)	Calculate dividend and capital gain distribution rates

(iii)	Prepare ROCSOP and required tax designations for Annual Report

(iv)	Prepare and coordinate filing of income and excise tax returns

(v)	Audit firm to sign all returns as paid preparer

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(vi)	Calculate/monitor book-to-tax differences

(vii)	Provide quarterly Subchapter M compliance monitoring and reporting

(viii)	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

(i)	Coordinate review and filing of Forms N-CSR, N-Q [1], N-PX with the SEC

(ii)	Coordinate annual shareholder proxy filing and mailing process

(iii)	Coordinate annual updates to registration statement, prospectus and statement of additional information

(iv)	Coordinate EDGARization and filing of above-referenced SEC documents

(v)	Assist in the preparation, and distribution of quarterly board materials

(vi)	Attend quarterly board meetings telephonically and prepare initial draft of minutes

(vii)	Coordinate the preparation and filings in a connection with share repurchases

Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Directors or Trustees

2.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

3.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund or its Management, as applicable. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Investment Manager. ALPS will report violations, if any, to the Investment Manager and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

4.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Investment Manager agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or its Management of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of the Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

1 - The Services will cover the preparation and filing of Form N-Q until this form is replaced by the requirement that the Fund begin to file Form N-PORT, at which point the Services will cover the preparation and filing of Form N-PORT.

5.	The Investment Manager acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, the Investment Manager acknowledges that it is the sole responsibility of the Investment Manager to validate the existence of assets reported to SS&C ALPS. SS&C ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

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6.	SS&C ALPS shall utilize one or more pricing services, as directed by the Investment Manager or the Fund. The Investment Manager shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of the Investment Manager. For those securities where prices are not provided by the pricing service(s), the Investment Manager shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s). In the event the Investment Manager desires to provide a price that varies from the price provided by the pricing service(s), the Investment Manager shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Investment Manager will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

E.	Transfer Agency and Investor Relations

1.	SS&C DST, utilizing TA2000TM, its computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services:

(i)	Issue (including countersigning), transfer and redeem book entry shares or cancel share certificates as applicable.

(ii)	Maintain securityholder accounts on the records of the Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from the Fund, Management, the Fund’s distributor, manager or managing dealer, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, or the Fund’s administrator and any other person whom the Fund names in writing to SS&C DST (each an “Authorized Person”), broker-dealers or securityholders.

(iii)	When and if a Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent SS&C DST supports the functionality of the applicable DTCC program (i.e., Networking, Fund Serv, each, the “Program”), SS&C DST will:

(a)	Accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by SS&C DST.

(b)	Issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants).

(iv)	Provide account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules.

(v)	Maintain securityholder accounts on TA2000 through the Programs.

(vi)	Provide transaction journals.

(vii)	Once annually prepare securityholder meeting lists for use in connection with the annual meeting and any special shareholder meetings and certify a copy of such list.

(viii)	Withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice and performing and paying backup withholding as required for all investors in a Fund.

(ix)	Disburse income dividends and capital gains distributions to securityholders and record reinvestment of dividends and distributions in shares of the Fund.

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(x)	Prepare and provide, in electronic format, to Fund’s print vendor of choice:

(a)	confirmation forms for securityholders for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts;

(b)	copies of securityholder statements; and

(c)	securityholder reports and prospectuses.

(xi)	Provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or Management.

(xii)	Maintain those records necessary to carry out SS&C DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares.

(xiii)	Calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Fund shares as instructed by an Authorized Person, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by the Fund’s managing dealer or distributor or any other Authorized Person from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer.

(xiv)	Receive correspondence pertaining to any former, existing or new securityholder account, process such correspondence for proper recordkeeping, and respond promptly to securityholder correspondence.

(xv)	Mail to dealers confirmations of wire order trades.

(xvi)	Process, generally on the date of receipt, purchases, or instructions, as applicable, to settle any mail or wire order purchases received in proper order. Process requests received in proper order for repurchase or tender events in the frequency as set forth in the prospectus or filing, and reject promptly any requests not received in proper order (as defined by an Authorized Person).

(xvii)	To the extent Blue Sky filings are required for a Fund, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000.

(xviii)	Provide to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

(xiv)	For clarification, with respect to obligations, the Fund is responsible for any registration or filing with a Governmental Authority or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. SS&C DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C DST, to ensure accuracy. SS&C DST is not responsible in any way for Claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the SS&C DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state). At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the services set forth in Section E of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform securityholder servicing agent services, (ii) involving the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

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2.	SS&C DST shall use commercially reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) SS&C DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by SS&C DST, SS&C DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C DST’s cost of performing the services required hereunder at the current level of service, SS&C DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall SS&C DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

3.	The Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C DST Affiliates to assist with software development and support projects for SS&C DST and/or for the Fund. As part of such support, the Fund acknowledges that such SS&C DST Affiliates may, subject to the requirements of Section 11 under this Agreement, access the Fund Confidential Information, including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

4.	The Fund shall add all new investment programs to the TA2000 System upon at least thirty (30) days’ prior written notice to SS&C DST provided that the requirements of the new programs are generally consistent with services then being provided by SS&C DST under the Agreement. Rates or charges for additional programs shall be as set forth in Schedule B for the remainder of the contract term except as such programs use functions, features or characteristics for which SS&C DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C DST’s then-standard pricing schedule.

5.	The parties agree that – to the extent that SS&C DST provides any Services under the Agreement that relate to compliance by the Fund with the Internal Revenue Code or any other tax law, including without limitation the services described in Section E.1(vii) – it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind, and particularly that SS&C DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by SS&C DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the services that are to be provided by SS&C DST under the Agreement that relate to compliance by the Fund with the Internal Revenue Code or any other tax law (including without limitation the services described in Section E.1(viii)), including promptly providing responses to requests for direction that may be made from time to time by SS&C DST of the Fund in this regard.

6.	The Fund instructs and authorizes SS&C DST to provide the Services as set forth in the Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through SS&C DST’s IRA custodial offering where SS&C DST acts as service provider. The Fund acknowledges and agrees that as part of such Services, SS&C DST will act as service provider to the custodian for such IRA Accounts.

(i)	The Fund agrees that SS&C DST will perform the following functions, among others, with respect to the IRA Accounts:

(a)	securityholder recordkeeping;

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(b)	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

(c)	receipt of securityholder monies within the Fund universal bank account;

(d)	movement of securityholder money to either the Fund or custodian cash positions;

(e)	payment, dividend disbursement and bank account reconciliation;

(f)	preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

(g)	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

(h)	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of SS&C DST for such assistance at its standard rates and fees for personnel then in effect at that time);

(i)	solicitation and processing of securityholder paid custodial fees; and

(j)	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii)	In connection with providing Services for the IRA Accounts, the Fund hereby authorizes SS&C DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which SS&C DST shall deposit the Fund’s funds SS&C DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of the Fund and the IRA securityholders provided for in the Agreement; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement with respect to the IRA Accounts. SS&C DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Section. In each of the foregoing situations, SS&C DST shall not be liable for any Losses arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C DST shall have acted in good faith, with due diligence and without gross negligence.

(iii)	Representations, Warranties and Covenants. SS&C DST hereby represents, warrants and covenants that:

(a)	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(b)	Any agreement between SS&C DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to SS&C DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required;

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(c)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with SS&C DST (or otherwise resigns as custodian of the IRA Accounts), SS&C DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian; and

(d)	SS&C represents and warrants that SS&C DST is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and such registration has not been revoked, suspended or otherwise the subject of any proceeding before the SEC, and SS&C DST shall continue to maintain such registration as a transfer agent during the term of this Agreement. SS&C DST shall promptly notify the Fund in writing in the event of any material change in SS&C DST’s status as a registered transfer agent. Should SS&C DST fail to be registered with the appropriate federal agency as a transfer agent at any time during the term of this Agreement, the Fund may, on written notice to SS&C DST, terminate this Agreement pursuant to Section 5 herein.

(iv)	Investment Authority; No Fiduciary. In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

8.	If applicable, SS&C DST will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the board of directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

9.	Upon receipt of a Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

10.	Fund Obligations.

(i)	The Fund will promptly provide SS&C DST and SS&C ALPS written notice of any change in the Authorized Personnel.

(ii)	If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund or Sponsor will give prompt notice thereof to SS&C DST.

11.	Compliance.

(i)	In connection with performing the services under the Agreement, SS&C DST is responsible for the requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with SS&C DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or SS&C DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures.

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(ii)	SS&C DST shall assist the Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. SS&C DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C DST shall provide you with written notice of any such changes.

(iii)	SS&C DST shall perform the procedures set forth in the Compliance + Program, as amended by SS&C DST from time to time, which pertain to SS&C DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in the Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that SS&C DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(iv)	Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that SS&C DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under the Agreement shall remain the Fund’s sole obligation.

12.	Bank Accounts.

(i)	SS&C DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks, into which SS&C DST shall deposit the funds SS&C DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of the Fund provided for in the Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement. SS&C DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of the Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and SS&C DST shall not be personally liable on such agreements, but SS&C DST’s liability shall be judged under the standards set forth in the Agreement. SS&C DST shall not be liable for any Losses arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C DST shall have acted in good faith and with due diligence and without gross negligence.

(ii)	SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

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13.	SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Schedule B.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Schedule B, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

14.	SS&C DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

15.	The Fund or its designated agents other than SS&C DST may assume certain duties and responsibilities of SS&C DST or those services of Agent as those terms are referred to in this Schedule A including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to SS&C DST, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both Parties.

16.	Initially the Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers; (ii) scan items into SS&C DST’s AWDTM System as such calls or items are received by the Fund; (iii) provide timely to SS&C DST prior approval and valuation with respect to each redemption requested by securityholders; (iv) review and provide timely to SS&C DST prior approval of each Exception Service; and (v) generate certain, but not all, correspondence to securityholders as decided by the Parties in written procedures.

F.	Blue Sky Services (applicable to Closed End RIC Fund only)

1.	Management Responsibilities. In connection with the provision of the Services by SS&C DST, Management shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

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(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C DST’ standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C DST Blue Sky software system;

(v)	Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’ Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Facilitate the issuance of a limited power of attorney in favor of SS&C DST in the form set forth in Appendix I to Schedule A to this Agreement in order that SS&C DST may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Fund;

(vii)	To the extent Management is notified by an intermediary of new sales data feeds, notify SS&C DST in writing of any changes to or additions of Blue Sky sales data feeds and work with SS&C DST to facilitate the necessary updates;

(viii)	Serve as liaison with the Fund to facilitate the transmission of wire transfers for payment by the Fund for invoiced state fees as needed; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky sales feed is available for activation.

2.	SS&C DST Responsibilities. Upon request and with at least 60 days’ prior written notice by Management, with respect to a particular Fund, SS&C DST will provide Management with Blue Sky services, which will include the following:

(i)	File Initial Notice Filings, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(ii)	File the Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(iii)	File the Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C DST;

(v)	At the direction of Management, make payments, at the expense of the Fund, of Notice Filing fees;

(vi)	File the Prospectuses and Statements of Additional Information and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

(vii)	File annual reports to the extent required by the applicable laws of the states and territories;

(viii)	File all necessary notices to permit the Fund (or class of the Fund, as applicable) that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

(ix)	File all correspondence and related documentation so as to provide notice of the Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

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(x)	Advise Management prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

(xi)	Provide Management information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

(xii)	Include in sales report filings, all sales reported to SS&C DST via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky vendor, or (b) confirmed in writing by Management to be activated, less any exempt sales that the Fund has directed SS&C DST in writing to remove prior to such filing.

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xiv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

(xv)	Conduct annual due diligence reviews;

(xvi)	In the event that SS&C DST becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Management and Management shall instruct SS&C DST with respect to the corrective action to be taken;

(xvii)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

(xviii)	Perform such additional services as SS&C DST and Management may agree upon in writing and added to this Agreement by amendment.

G.	Connectivity

1.	At Fund’s direction, SS&C will obtain, on Fund’s behalf, communication circuits connectivity between Fund’s locations and the SS&C facility for Fund to access and utilize the services (the details of such circuit will be outlined in a separately executed Proposal or Statement of Work). In such event, SS&C shall utilize communications network control and monitoring capabilities to assist Fund with the identification and resolution of any problems which appear to be related to the communications circuits obtained by SS&C on Fund’s behalf and will work with the communications vendor to reasonably resolve such problems. However, in no event shall SS&C be responsible for, and SS&C shall have no liability for, inadequacies or failures to perform related to or arising out of such communications circuits. For such SS&C provided communications, SS&C shall bill to Fund, as an additional expense, a fee which is made up of (a) an estimated allocation of the costs of the circuit(s) (based on average circuit costs for similar circuits), and related costs and expenses, and (b) an estimated allocation of the costs incurred by SS&C associated with supporting such SS&C provided connectivity, including equipment, network infrastructure, SS&C’s monitoring and problem resolution services described above, support and corporate overhead.

(i)	However, at Fund’s election, Fund may obtain for themselves the communication circuits connectivity. In such event, Fund shall be responsible for:

(a)	obtaining, providing and paying for the applicable costs of all communication circuits connectivity between Fund’s locations and the SS&C facility necessary for Fund to access and utilize the services;

(b)	the provision of communications network control and monitoring capabilities to identify and to resolve any problems (SS&C shall, as reasonably possible, assist Fund with the identification and resolution of problems with the Fund provided communication lines, to the extent SS&C has personnel available and free to do so and has access to information necessary to provide such assistance; provided it is Fund’s obligation to work with the communications vendor to resolve issues); and

(c)	a fee to SS&C (which will be outlined in a separately executed Proposal or Statement of Work) which is an estimated allocation of the costs incurred by SS&C associated with supporting Fund provided connectivity (including internal equipment, monitoring, corporate support, infrastructure and other services) as an additional expense.

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H.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to the Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund and Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

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4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s portal.

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APPENDIX I

TO

SCHEDULE A

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of [DATE], that ______________________________ (“Investment Manager”) on behalf of _____________________ (and their currently existing series and all future series) (the “Funds”), with principal offices at___________________________________________, makes, constitutes, and appoints DST ASSET MANAGER SOLUTIONS, INC. (“SS&C DST”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.	FILINGS FOR FUND SHARES. The power to submit (i) filings (in any format accepted); and (ii) checks and ACH payments in the name of the Funds, for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of SS&C DST in connection with the filings of the Fund’s shares.

2.	CUSTODY ACCOUNTS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the filings of the Fund’s shares with state securities administrators.

3.	AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals authorized by SS&C DST shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by SS&C DST of such termination of authority. Nothing herein shall be construed to constitute the appointment of SS&C DST as or otherwise authorize SS&C DST to act as an officer, director or employee of the Investment Manager.

IN WITNESS WHEREOF, the Investment Manager has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

YieldStreet Management, LLC

By:
Name:
Title:

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Schedule B

[OMITTED]

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Schedule C

Funds

Fund	Domicile
Closed End RIC Funds
YieldStreet Multi-Asset Fund Inc.	Maryland, US
REIT Funds
To be added pursuant to Section 7.2(iii) of this Agreement	Delaware, US

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